Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-1 Registration Statement of our report dated October 25, 2017, relating to the consolidated financial statements of OncoSec Medical Incorporated (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), and to the reference to us under the caption “Experts” which is contained in this Registration Statement .

/s/ Mayer Hoffman McCann P.C
San Diego, California
November 15, 2017